EXHIBIT 10.30
AMENDMENT 1 TO EMPLOYMENT AGREEMENT
     THIS AMENDMENT 1 TO EMPLOYMENT AGREEMENT (“Amendment”) is entered into effective as of the 7th day of November, 2007, by and between Gregory Hamilton (“Employee”) and Third Wave Technologies, Inc., a Delaware corporation (“Company”).
     WHEREAS, the Company currently employs Employee pursuant to an Employment Agreement dated as of March 12, 2007 (the “Agreement”); and
     WHEREAS, the Company and the Employee wish to amend the Agreement as set forth herein.
     NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties agree as follows:
     1. Defined Terms. Capitalized terms used and not otherwise defined in this Amendment shall have the meanings ascribed to them in the Agreement.
     2. Amendments to Provide Acceleration of Vesting of Equity Awards upon Death or Disability.
          A. The last sentence of Section 3.4 of the Agreement shall be, and hereby is, deleted in its entirety and replaced with the following sentence:
All options and other equity rights granted to Employee shall vest in equal installments over the four-year period commencing with the date of grant of such options or rights, subject to the acceleration of vesting (i) as described in Section 6.3 hereof, (ii) as described in Section 7.2(c) hereof, and (iii) as may be set forth in the grant agreements issued by the Company, as amended, provided, that in the event of a conflict between any grant agreement and this Agreement (other than Section 6.3 and Section 7.2(c) of this Agreement), the grant agreement shall control.
          B. The first sentence of Section 6.3 of the Agreement shall be, and hereby is, deleted in its entirety and replaced with the following sentence:
In the event of the death or Disability (defined herein) of Employee during the Employment Term, (i) Employee’s employment and this Agreement shall immediately and automatically terminate, (ii) the Company shall pay Employee (or in the case of death, employee’s designated beneficiary) Base Salary and accrued but unpaid bonuses, in each case up to the date of termination, and (iii) all equity awards granted to Employee, whether stock options or stock purchase rights under the Company’s equity compensation plan, or other equity awards, that are unvested at the time of termination shall immediately become fully vested and exercisable upon such termination.
     3. Amendments Relating to Severance Benefits in Connection with a Change of Control. Section 7.2(b) of the Agreement shall be, and hereby is, deleted in its entirety and replaced with the following:
Payments and Termination Date. If, within twelve (12) months after the effective date of a Change of Control, or within six (6) months before the effective date of a Change of Control, Employee terminates Employee’s employment for Good Reason pursuant to Section 6.1(b) or the Company terminates Employee’s employment without Cause pursuant to Section 6.2(c), subject to the conditions described in Section 7.3 below, then (i) Employee shall receive severance pay for a period of twelve (12) months at Employee’s then current Base Salary, (ii) Employee shall be entitled to a pro-rata portion of Employee’s annual bonus if the Change of Control occurs in the last six (6) months of the calendar year, which annual bonus shall be determined, and the pro-rata portion thereof paid, after the end of the calendar year in accordance the Company’s normal practices as applied to other employees who have not terminated their employment with the Company (without the requirement of Employee’s continued employment) and shall be pro-rated to the later of (a) the date of the Change of Control, or (b) the date of such termination of employment (provided that if such termination has not occurred by December 31 of the year in which such Change of Control occurs, no pro-ration of the annual bonus for such calendar year shall be required), (iii) Employee shall be entitled to health and dental COBRA premium payments in accordance with Section 7.1(b) but the period described in subsection (i) thereof shall be extended from six (6) months to twelve (12) months, and (iv) the termination shall be treated for purposes of Sections 7.2(b), (c) and (d) as if it occurred on the later of the effective date of such termination and the effective date of the Change of Control. Any lump-sum severance payment made to the Employee under Section 7.1(a) during the six (6) months before the effective date of a Change of Control shall be credited against the severance payments provided under this Section 7.2(b) on a pro-rata basis.
     4. Amendments to Clarify Language of Section 7.3. The second sentence of Section 7.3 of the Agreement shall be, and hereby is, deleted in its entirety and replaced with the following sentence:
Moreover, the Employee’s rights to receive payments and benefits pursuant to Sections 7.1 and 7.2 (including, without limitation, the right to payments under the Company’s equity plans and LTIPs)

are conditioned on the Employee’s ongoing compliance with his obligations as described in Section 8 hereof.
     5. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
     6. Full Force and Effect. Except as amended hereby, the Agreement remains in full force and effect and is hereby ratified, confirmed and approved.
[signatures appear on next page]

     The parties hereto have executed this Amendment as of the date first written above.

/s/ Gregory Hamilton
Gregory Hamilton

Third Wave Technologies, Inc.

By:	/s/ Kevin T. Conroy

Kevin T. Conroy, President and CEO

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